Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-225230) and Form S-8 (Nos. 333-196571, 333-204644, 333-211359, 333-218298, 333-222886 and 333-225234) of Vital Therapies, Inc. of our report dated March 4, 2019 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Diego, California
March 4, 2019